                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-14

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

[  ] Pre-Effective Amendment No.         [  ] Post-Effective Amendment No.  2
                                 ------                                   ------
                        (Check appropriate box or boxes)

Exact Name of Registrant as Specified in Charter:    Area Code and
                                                     Telephone Number:

   AMERICAN CENTURY WORLD MUTUAL FUNDS, INC.               (816) 531-5575
------------------------------------------------     ---------------------------

Address of Principal Executive Offices: (Number, Street, City, State, Zip Code)

                  4500 MAIN STREET, KANSAS CITY, MISSOURI 64111
--------------------------------------------------------------------------------

Name and Address of Agent for Service: (Number, Street, City, State, Zip Code)

DAVID C. TUCKER, ESQ., 4500 MAIN STREET, 9TH FLOOR, KANSAS CITY, MISSOURI 64111
--------------------------------------------------------------------------------

Title of Securities Being Registered:

      * INTERNATIONAL VALUE FUND

Calculation of Registration  Fee under the Securities Act of 1933: No filing fee is due because of reliance on Section 24(f).

                                EXPLANATORY NOTE

     This Post-Effective  Amendment No. 2 to the Registration  Statement on Form
N-14 (File No.  33-39242) of American  Century  World Mutual  Funds,  Inc.  (the
"Registration  Statement")  is being filed  pursuant  to Rule  462(d)  under the
Securities  Act of 1933,  as amended,  solely for the purpose of filing  certain executed copies of exhibits to the Registration Statement.

     Parts  A and B are  incorporated  herein  by  reference  to  Post-Effective
Amendment No. 1 to this Registration Statement (File No. 33-39242),  as filed on
January 27, 2006.

                                     PART C
                               OTHER INFORMATION

Item 15.  Indemnification

     The  Registrant  is a Maryland  Corporation.  Section 2-418 of the Maryland
General Corporation Law allows a Maryland corporation to indemnify its officers, directors, employees and agents to the extent provided in such statute.

     Article VIII of the Registrant's  Articles of  Incorporation,  requires the indemnification  of the  Registrant's  directors  and  officers  to  the  extent permitted  by  Section  2-418  of the  Maryland  General  Corporation  Law,  the
Investment Company Act of 1940 and all other applicable laws.

     The Registrant has purchased an insurance  policy insuring its officers and directors  against  certain  liabilities  which such  officers and directors may incur  while  acting  in such  capacities  and  providing  reimbursement  to the
Registrant for sums which it may be permitted or required to pay to its officers and directors by way of  indemnification  against such  liabilities,  subject in either case to clauses respecting deductibility and participation.

Item 16.  Exhibits

     (1)  (a) Articles of  Incorporation  of Twentieth  Century World Investors,
Inc.,  dated  December  27,  1990  (filed   electronically  as  Exhibit  B1a  to
Post-Effective  Amendment No. 6 to the Registration  Statement of the Registrant
on March 29, 1996, File No. 33-39242, and incorporated herein by reference).

          (b) Articles of Amendment of Twentieth Century World Investors,  Inc.,
dated  August 10, 1993 (filed  electronically  as Exhibit B1b to  Post-Effective
Amendment  No. 9 to the  Registration  Statement of the  Registrant on March 30,
1998, File No. 33-39242, and incorporated herein by reference).

          (c) Articles Supplementary of Twentieth Century World Investors, Inc.,
dated November 8, 1993 (filed  electronically  as Exhibit B1b to  Post-Effective
Amendment  No. 6 to the  Registration  Statement of the  Registrant on March 29,
1996, File No. 33-39242, and incorporated herein by reference).

          (d) Articles Supplementary of Twentieth Century World Investors, Inc.,
dated  April 24,  1995 (filed  electronically  as Exhibit B1c to  Post-Effective
Amendment  No. 6 to the  Registration  Statement of the  Registrant on March 29,
1996, File No. 33-39242, and incorporated herein by reference).

          (e) Articles Supplementary of Twentieth Century World Investors, Inc.,
dated  March 11,  1996 (filed  electronically  as Exhibit B1d to  Post-Effective
Amendment  No. 7 to the  Registration  Statement of the  Registrant  on June 13,
1996, File No. 33-39242, and incorporated herein by reference).

          (f) Articles Supplementary of Twentieth Century World Investors, Inc.,
dated September 9, 1996 (filed  electronically  as Exhibit B1f to Post-Effective
Amendment  No. 9 to the  Registration  Statement of the  Registrant on March 30,
1998, File No. 33-39242, and incorporated herein by reference).

          (g) Articles of Amendment of Twentieth Century World Investors,  Inc.,
dated December 2, 1996 (filed  electronically  as Exhibit B1e to  Post-Effective
Amendment  No. 8 to the  Registration  Statement of the  Registrant on March 31,
1997, File No. 33-39242, and incorporated herein by reference).

          (h) Articles  Supplementary  of American  Century  World Mutual Funds,
Inc.,  dated  December  2,  1996  (filed   electronically   as  Exhibit  B1f  to
Post-Effective  Amendment No. 8 to the Registration  Statement of the Registrant
on March 31, 1997, File No. 33-39242, and incorporated herein by reference).

          (i) Articles  Supplementary  of American  Century  World Mutual Funds,
Inc.,  dated  November  13,  1998  (filed   electronically  as  Exhibit  B1i  to
Post-Effective  Amendment No. 12 to the Registration Statement of the Registrant
on November 13, 1998, File No. 33-39242, and incorporated herein by reference).

          (j) Articles  Supplementary  of American  Century  World Mutual Funds,
Inc.,  dated  February  16,  1999  (filed   electronically  as  Exhibit  a10  to
Post-Effective  Amendment No. 15 to the Registration Statement of the Registrant
on March 31, 1999, File No. 33-39242, and incorporated herein by reference).

          (k) Articles  Supplementary  of American  Century  World Mutual Funds,
Inc., dated May 22, 2000 (filed  electronically as Exhibit a11 to Post-Effective
Amendment  No. 19 to the  Registration  Statement of the  Registrant  on May 24,
2000, File No. 33-39242, and incorporated herein by reference).

          (l) Articles  Supplementary  of American  Century  World Mutual Funds,
Inc.,  dated  October  18,  2000  (filed   electronically   as  Exhibit  a12  to
Post-Effective  Amendment No. 25 to the Registration Statement of the Registrant
on March 28, 2002, File No. 33-39242, and incorporated herein by reference).

          (m) Articles  Supplementary  of American  Century  World Mutual Funds,
Inc., dated March 5, 2001 (filed electronically as Exhibit a13 to Post-Effective
Amendment No. 24 to the  Registration  Statement of the  Registrant on April 19,
2001, File No. 33-39242, and incorporated herein by reference).

          (n) Articles  Supplementary  of American  Century  World Mutual Funds,
Inc., dated May 21, 2001 (filed  electronically as Exhibit a14 to Post-Effective
Amendment No. 25 to the  Registration  Statement of the  Registrant on March 28,
2002, File No. 33-39242, and incorporated herein by reference).

          (o) Articles  Supplementary  of American  Century  World Mutual Funds,
Inc., dated June 14, 2002 (filed electronically as Exhibit a15 to Post-Effective
Amendment No. 27 to the Registration  Statement of the Registrant on October 10,
2002, File No. 33-39242, and incorporated herein by reference).

          (p) Articles  Supplementary  of American  Century  World Mutual Funds,
Inc.,   dated  August  14,  2003  (filed   electronically   as  Exhibit  a16  to
Post-Effective  Amendment No. 31 to the Registration Statement of the Registrant
on August 28, 2003, File No. 33-39242, and incorporated herein by reference).

          (q) Articles  Supplementary  of American  Century  World Mutual Funds,
Inc.,  dated  January  13,  2005  (filed   electronically   as  Exhibit  a17  to
Post-Effective  Amendment No. 34 to the Registration Statement of the Registrant
on March 30, 2005, File No. 33-39242, and incorporated herein by reference).

          (r) Articles  Supplementary  of American  Century  World Mutual Funds,
Inc., dated June 22, 2005 (filed electronically as Exhibit a18 to Post-Effective
Amendment  No. 36 to the  Registration  Statement of the  Registrant on July 28,
2005, File No. 33-39242, and incorporated herein by reference).

          (s) Articles  Supplementary  of American  Century  World Mutual Funds,
Inc.,  dated  September  19,  2005  (filed  electronically  as  Exhibit  a19  to
Post-Effective  Amendment No. 38 to the Registration Statement of the Registrant
on November 30, 2005, File No. 33-39242, and incorporated herein by reference).

          (t) Articles  Supplementary  of American  Century  World Mutual Funds,
Inc.,  dated  December 13, 2005  (filed  electronically  as Exhibit 1(t) to the
Registration Statement on Form N-14 of the Registrant on December 22, 2005, File
No. 33-39242, and incorporated herein by reference).

     (2)  Amended  and  Restated  By-Laws,   dated  September  21,  2004  (filed
electronically  as  Exhibit  b  to  Post-Effective   Amendment  No.  33  to  the
Registration Statement of the Registrant on January 14, 2005, File No. 33-39242,
and incorporated herein by reference).

     (3) Not applicable.

     (4) (a) Agreement and Plan of Reorganization with Mason Street Funds, Inc., dated December 14, 2005 (filed  electronically  as Exhibit 4 to the Registration
Statement  on Form  N-14 of the  Registrant  on  December  22,  2005,  File  No.
33-39243, and incorporated herein by reference).

          (b) First  Amendment to  Agreement  and Plan of  Reorganization  dated
January 23, 2006, is included herein.

          (c) Second  Amendment to Agreement and Plan of  Reorganization  dated
March 30, 2006, is included herein.

     (5) Registrant hereby incorporates by reference,  as though set forth fully herein,  Article Fifth,  Article Seventh,  Article Eighth,  and Article Ninth of
Registrant's  Articles of Incorporation,  appearing as Exhibit (1)(a) herein and
Article Fifth of Registrant's Articles of Amendment, appearing as Exhibit (1)(b)
herein; and Sections 3, 4, 5, 6, 7, 8, 9, 10, 11, 22, 24, 25, 30, 31, 33, 39, 45
and 46 of  Registrant's  Amended and Restated  By-Laws,  incorporated  herein by reference as Exhibit 2 hereto.

     (6)  (a) Amended and Restated  Management  Agreement with American  Century
Investment  Management,  Inc.,  dated July 29,  2005  (filed  electronically  as
Exhibit d1 to Post-Effective  Amendment No. 36 to the Registration  Statement of
the Registrant on July 28, 2005, File No. 33-39242,  and incorporated  herein by reference).

          (b) Amended and Restated  Management  Agreement with American  Century
Global   Investment   Management,   Inc.,   dated   September  29,  2005  (filed
electronically  as  Exhibit  d2  to  Post-Effective  Amendment  No.  38  to  the
Registration  Statement  of the  Registrant  on  November  30,  2005,  File  No.
33-39242, and incorporated herein by reference).

          (c)  Management  Agreement  with American  Century  Global  Investment
Management,  Inc., dated March 30, 2006 (filed  electronically  as Exhibit d3 to the  Post-Effective  Amendment  No.  42 to  the  Registration  Statement  of the
Registrant on March 30, 2006,  File No.  33-39242,  and  incorporated  herein by reference).

          (d)  Investment   Sub-Advisory  Agreement  with  Templeton  Investment
Counsel,  LLC,  dated  March 30,  2006  (filed  electronically  as Exhibit d4 to
Post-Effective  Amendment No. 44 to the Registration Statement of the Registrant
on April 28, 2006, File No. 33-39242, and incorporated herein by reference).

          (e)  Amended  and  Restated  Investment   Subadvisory  Agreement  with
American  Century  Investment  Management,  Inc.  and  American  Century  Global
Investment  Management,  Inc.,  dated March 30, 2006  (filed  electronically  as
Exhibit d5 to Post-Effective  Amendment No. 42 to the Registration  Statement of
the Registrant on March 30, 2006, File No. 33-39242,  and incorporated herein by reference).

     (7)  (a) Amended and Restated Distribution  Agreement with American Century
Investment  Services,  Inc., dated September 29, 2005 (filed  electronically  as
Exhibit e to  Post-Effective  Amendment No. 41 to the Registration  Statement of
American Century Quantitative Equity Funds, Inc. on September 29, 2005, File No.
33-19589, and incorporated herein by reference).

          (b) Amended and Restated Distribution  Agreement with American Century
Investment Services, Inc., dated March 30, 2006 (filed electronically as Exhibit
e to Post-Effective  Amendment No. 23 to the Registration  Statement of American
Century Strategic Asset Allocations,  Inc. on March 30, 2006, File No. 33-79482,
and incorporated herein by reference).

     (8)  Not applicable.

     (9)  (a) Master Agreement with Commerce Bank, N. A., dated January 22, 1997
(filed  electronically as Exhibit b8e to Post-Effective  Amendment No. 76 to the
Registration  Statement of American  Century Mutual Funds,  Inc. on February 28,
1997, File No. 2-14213, and incorporated herein by reference).

          (b) Global Custody  Agreement  with The Chase  Manhattan  Bank,  dated
August 9, 1996 (filed  electronically as Exhibit b8 to Post-Effective  Amendment
No. 31 to the Registration Statement of American Century Government Income Trust
on February 7, 1997, File No. 2-99222, and incorporated herein by reference).

          (c) Amendment to the Global Custody Agreement with The Chase Manhattan
Bank,   dated  December  9,  2000  (filed   electronically   as  Exhibit  g2  to
Pre-Effective  Amendment No. 2 to the Registration Statement of American Century
Variable  Portfolios  II,  Inc.  on  January 9, 2001,  File No.  333-46922,  and
incorporated herein by reference).

          (d)  Supplemental  Agreement with The Chase Manhattan Bank, dated July
30, 1999 (filed electronically as an Exhibit to Post-Effective  Amendment No. 16
to the  Registration  Statement of the  Registrant  on March 10, 2000,  File No.
33-39242, and incorporated herein by reference).

          (e)  Supplemental  Agreement  with The  Chase  Manhattan  Bank,  dated
February 1, 2000 (filed electronically as Exhibit h4 to Post-Effective Amendment
No. 23 to the  Registration  Statement of the Registrant on March 14, 2001, File
No. 33-39242, and incorporated herein by reference).

          (f) Amendment No. 2 to the Global Custody  Agreement  between American
Century  Investments and the JPMorgan Chase Bank, dated as of May 1, 2004 (filed electronically  as  Exhibit  g4  to  Post-Effective  Amendment  No.  35  to  the
Registration  Statement of American Century  Quantitative  Equity Funds, Inc. on
April 29, 2004, File No. 33-19589, and incorporated herein by reference).

          (g) Chase Manhattan Bank Custody Fee Schedule,  dated October 19, 2000
(filed  electronically as Exhibit g5 to  Post-Effective  Amendment No. 35 to the
Registration  Statement of American Century  Quantitative  Equity Funds, Inc. on
April 29, 2004, File No. 33-19589, and incorporated herein by reference).

     (10) (a) Master Distribution and Shareholder Services Plan (Advisor Class),
dated September 3, 1996 (filed  electronically as Exhibit b15a to Post-Effective
Amendment  No. 9 to the  Registration  Statement  of  American  Century  Capital
Portfolios,  Inc. on February  17, 1998,  File No.  33-64872,  and  incorporated herein by reference).

          (b)  Amendment  No.  1 to  the  Master  Distribution  and  Shareholder
Services  Plan (Advisor  Class),  dated June 13, 1997 (filed  electronically  as
Exhibit b15b to Post-Effective Amendment No. 77 to the Registration Statement of
American  Century Mutual Funds,  Inc. on July 17, 1997,  File No.  2-14213,  and
incorporated herein by reference).

          (c)  Amendment  No.  2 to  the  Master  Distribution  and  Shareholder
Services Plan (Advisor Class), dated September 30, 1997 (filed electronically as
Exhibit b15c to Post-Effective Amendment No. 78 to the Registration Statement of
American Century Mutual Funds, Inc. on February 26, 1998, File No. 2-14213,  and
incorporated herein by reference).

          (d)  Amendment  No.  3 to  the  Master  Distribution  and  Shareholder
Services  Plan (Advisor  Class),  dated June 30, 1998 (filed  electronically  as
Exhibit b15e to Post-Effective Amendment No. 11 to the Registration Statement of
American Century Capital  Portfolios,  Inc. on June 26, 1998, File No. 33-64872,
and incorporated herein by reference).

          (e)  Amendment  No.  4 to  the  Master  Distribution  and  Shareholder
Services Plan (Advisor Class), dated November 13, 1998 (filed  electronically as
Exhibit b15e to Post-Effective Amendment No. 12 to the Registration Statement of
the Registrant on November 13, 1998, File No. 33-39242,  and incorporated herein by reference).

          (f)  Amendment  No.  5 to  the  Master  Distribution  and  Shareholder
Services Plan (Advisor Class), dated February 16, 1999 (filed  electronically as
Exhibit m6 to Post-Effective  Amendment No. 83 to the Registration  Statement of
American Century Mutual Funds, Inc. on February 26, 1999, File No. 2-14213,  and
incorporated herein by reference).

          (g)  Amendment  No.  6 to  the  Master  Distribution  and  Shareholder
Services  Plan (Advisor  Class),  dated July 30, 1999 (filed  electronically  as
Exhibit m7 to Post-Effective  Amendment No. 16 to the Registration  Statement of
American Century Capital  Portfolios,  Inc. on July 29, 1999, File No. 33-64872,
and incorporated herein by reference).

          (h)  Amendment  No.  7 to  the  Master  Distribution  and  Shareholder
Services Plan (Advisor Class), dated November 19, 1999 (filed  electronically as
Exhibit m8 to Post-Effective  Amendment No. 87 to the Registration  Statement of
American Century Mutual Funds, Inc. on November 29, 1999, File No. 2-14213,  and
incorporated herein by reference).

          (i)  Amendment  No.  8 to  the  Master  Distribution  and  Shareholder
Services  Plan  (Advisor  Class),  dated June 1, 2000 (filed  electronically  as
Exhibit m9 to Post-Effective  Amendment No. 19 to the Registration  Statement of
the Registrant on May 24, 2000, File No. 33-39242,  and  incorporated  herein by reference).

          (j)  Amendment  No.  9 to  the  Master  Distribution  and  Shareholder
Services Plan (Advisor  Class),  dated April 30, 2001 (filed  electronically  as
Exhibit m10 to Post-Effective  Amendment No. 24 to the Registration Statement of
the Registrant on April 19, 2001, File No. 33-39242,  and incorporated herein by reference).

          (k)  Amendment  No.  10 to the  Master  Distribution  and  Shareholder
Services Plan (Advisor Class),  dated December 3, 2001 (filed  electronically as
Exhibit m11 to Post-Effective  Amendment No. 94 to the Registration Statement of
American Century Mutual Funds, Inc. on December 13, 2001, File No. 2-14213,  and
incorporated herein by reference).

          (l)  Amendment  No.  11 to the  Master  Distribution  and  Shareholder
Services Plan (Advisor Class), dated September 3, 2002 (filed  electronically as
Exhibit m12 to Post-Effective  Amendment No. 26 to the Registration Statement of
the Registrant on October 1, 2002, File No. 33-39242, and incorporated herein by reference).

          (m)  Amendment  No.  12 to the  Master  Distribution  and  Shareholder
Services Plan (Advisor  Class),  dated August 1, 2004 (filed  electronically  as
Exhibit m13 to Post-Effective  Amendment No. 32 to the Registration Statement of
American Century Capital Portfolios,  Inc., on July 29, 2004, File No. 33-64872,
and incorporated herein by reference).

          (n) Master  Distribution and Individual  Shareholder  Services Plan (C
Class),   dated  March  1,  2001  (filed   electronically   as  Exhibit  m11  to
Post-Effective  Amendment No. 24 to the Registration Statement of the Registrant
on April 19, 2001, File No. 33-39242, and incorporated herein by reference).

          (o)  Amendment  No.  1  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated April 30, 2001 (filed  electronically as Exhibit m12 to Post-Effective  Amendment No. 24 to the Registration Statement
of the Registrant on April 19, 2001, File No. 33-39242,  and incorporated herein by reference).

          (p)  Amendment  No.  2  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (C  Class),   dated   September  3,  2002  (filed
electronically  as  Exhibit  m15  to  Post-Effective  Amendment  No.  27 to  the
Registration Statement of the Registrant on October 10, 2002, File No. 33-39242,
and incorporated herein by reference).

          (q)  Amendment  No.  3  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (C  Class),   dated   February  27,  2004  (filed
electronically  as  Exhibit  m16  to  Post-Effective  Amendment  No.  104 to the
Registration  Statement of American  Century Mutual Funds,  Inc. on February 26,
2004, File No. 2-14213, and incorporated herein by reference).

          (r)  Amendment  No.  4  to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (C  Class),   dated   September  30,  2004  (filed
electronically  as  Exhibit  m18  to  Post-Effective  Amendment  No.  20 to  the
Registration Statement of American Century Strategic Asset Allocations, Inc., on
September 29, 2004, File No. 33-79482, and incorporated herein by reference).

          (s)  Amendment  No.  5  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (C  Class),   dated   November  17,  2004  (filed
electronically  as  Exhibit  m19  to  Post-Effective  Amendment  No.  106 to the
Registration  Statement of the American  Century Mutual Funds,  Inc. on November
29, 2004, File No. 2-14213, and incorporated herein by reference).

          (t)  Amendment  No.  6  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (C Class), dated March 30, 2006 (filed  electronically as Exhibit m20 to Post-Effective  Amendment No. 23 to the Registration Statement
of American Century  Strategic Asset  Allocations,  Inc. on March 30, 2006, File
No. 33-79482, and incorporated herein by reference).

          (u) Master  Distribution and Individual  Shareholder  Services Plan (A
Class),  dated  September  3,  2002  (filed  electronically  as  Exhibit  m6  to
Post-Effective  Amendment  No.  34 to the  Registration  Statement  of  American
Century  California  Tax-Free and Municipal  Funds on October 1, 2002,  File No.
2-82734, and incorporated herein by reference).

          (v)  Amendment  No.  1  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (A  Class)   dated   February   27,  2004  (filed
electronically  as  Exhibit  m18  to  Post-Effective  Amendment  No.  104 to the
Registration  Statement of American  Century Mutual Funds,  Inc. on February 26,
2004, File No. 2-14213, and incorporated herein by reference).

          (w)  Amendment  No.  2  to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (A  Class),   dated   September  30,  2004  (filed
electronically  as  Exhibit  m22  to  Post-Effective  Amendment  No.  106 to the
Registration  Statement of American  Century Mutual Funds,  Inc. on November 29,
2004, File No. 2-14213, and incorporated herein by reference).

          (x)  Amendment  No.  3  to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (A  Class),   dated   November  17,  2004  (filed
electronically  as  Exhibit  m23  to  Post-Effective  Amendment  No.  106 to the
Registration  Statement of American  Century Mutual Funds,  Inc. on November 29,
2004, File No. 2-14213, and incorporated herein by reference).

          (y)  Amendment  No.  4  to  the  Master  Distribution  and  Individual
Shareholder Services Plan (A Class), dated May 1, 2005 (filed  electronically as
Exhibit m13 to Post-Effective  Amendment No. 44 to the Registration Statement of
American  Century  Municipal  Trust  on May 13,  2005,  File  No.  2-91229,  and
incorporated herein by reference).

          (z)  Amendment  No.  5  to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (A  Class),   dated   September  29,  2005  (filed
electronically  as  Exhibit  m25  to  Post-Effective  Amendment  No.  38 to  the
Registration  Statement  of the  Registrant  on  November  30,  2005,  File  No.
33-39242, and incorporated herein by reference).

          (aa)  Amendment  No.  6 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (A Class), dated March 30, 2006 (filed  electronically as Exhibit m27 to Post-Effective  Amendment No. 23 to the Registration Statement
of American Century  Strategic Asset  Allocations,  Inc. on March 30, 2006, File
No. 33-79482, and incorporated herein by reference).

          (bb) Master Distribution and Individual  Shareholder  Services Plan (B
Class),  dated  September  3,  2002  (filed  electronically  as  Exhibit  m7  to
Post-Effective  Amendment  No.  34 to the  Registration  Statement  of  American
Century  California  Tax-Free and Municipal  Funds on October 1, 2002,  File No.
2-82734, and incorporated herein by reference).

          (cc)  Amendment  No.  1 to the  Master  Distribution  and  Shareholder
Services  Plan (B Class),  dated  February  27,  2004 (filed  electronically  as
Exhibit m20 to Post-Effective Amendment No. 104 to the Registration Statement of
American Century Mutual Funds, Inc. on February 26, 2004, File No. 2-14213,  and
incorporated herein by reference).

          (dd)  Amendment  No.  2 to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (B  Class),   dated   September  30,  2004  (filed
electronically  as  Exhibit  m26  to  Post-Effective  Amendment  No.  106 to the
Registration  Statement of American  Century Mutual Funds,  Inc. on November 29,
2004, File No. 2-14213, and incorporated herein by reference).

          (ee)  Amendment  No.  3 to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (B  Class),   dated   November  17,  2004  (filed
electronically  as  Exhibit  m27  to  Post-Effective  Amendment  No.  106 to the
Registration  Statement of American  Century Mutual Funds,  Inc. on November 29,
2004, File No. 2-14213, and incorporated herein by reference).

          (ff)  Amendment  No.  4 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (B Class), dated May 1, 2005 (filed  electronically as
Exhibit m18 to Post-Effective  Amendment No. 44 to the Registration Statement of
American  Century  Municipal  Trust  on May 13,  2005,  File  No.  2-91229,  and
incorporated herein by reference).

          (gg)  Amendment  No.  5 to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (B  Class),   dated   September  29,  2005  (filed
electronically  as  Exhibit  m31  to  Post-Effective  Amendment  No.  38 to  the
Registration  Statement  of the  Registrant  on  November  30,  2005,  File  No.
33-39242, and incorporated herein by reference).

          (hh)  Amendment  No.  6 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (B Class), dated March 30, 2006 (filed  electronically as Exhibit m34 to Post-Effective  Amendment No. 23 to the Registration Statement
of American Century  Strategic Asset  Allocations,  Inc. on March 30, 2006, File
No. 33-79482, and incorporated herein by reference).

          (ii) Master Distribution and Individual  Shareholder  Services Plan (R
Class),  dated  August  29,  2003  (filed   electronically  as  Exhibit  m16  to
Post-Effective  Amendment  No.  17 to the  Registration  Statement  of  American
Century Strategic Asset Allocations, Inc. on August 28, 2003, File No. 33-79482,
and incorporated herein by reference).

          (jj)  Amendment  No.  1 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (R Class), dated May 1, 2004 (filed  electronically as
Exhibit m15 to Post-Effective  Amendment No. 35 to the Registration Statement of
American Century  Quantitative  Equity Funds,  Inc., on April 29, 2004, File No.
33-19589, and incorporated herein by reference).

          (kk)  Amendment  No.  2 to  the  Master  Distribution  and  Individual
Shareholder   Services   Plan  (R  Class),   dated   February  24,  2005  (filed
electronically  as Exhibit m30 to  Post-Effective  Amendment  No. 22 of American
Century Strategic Asset Allocations,  Inc. on March 30, 2005, File No. 33-79482,
and incorporated herein by reference).

          (ll)  Amendment  No.  3 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (R Class),  dated July 29, 2005 (filed  electronically as Exhibit m33 to Post-Effective Amendment No. 111 to the Registration Statement
of American Century Mutual Funds,  Inc. on July 28, 2005, File No. 2-14213,  and
incorporated herein by reference).

          (mm)  Amendment  No.  4 to  the  Master  Distribution  and  Individual
Shareholder   Services  Plan  (R  Class),   dated   September  29,  2005  (filed
electronically  as  Exhibit  m22  to  Post-Effective  Amendment  No.  41 to  the
Registration  Statement of American Century  Quantitative  Equity Funds, Inc. on
September 29, 2005, File No. 33-19589, and incorporated herein by reference).

          (nn)  Amendment  No.  5 to  the  Master  Distribution  and  Individual
Shareholder Services Plan (R Class), dated March 30, 2006 (filed  electronically as Exhibit m40 to Post-Effective  Amendment No. 23 to the Registration Statement
of American Century  Strategic Asset  Allocations,  Inc. on March 30, 2006, File
No. 33-79482, and incorporated herein by reference).

          (oo) Amended and Restated Multiple Class Plan, dated September 3, 2002
(filed  electronically  as Exhibit n to  Post-Effective  Amendment No. 35 to the
Registration  Statement of American  Century  California  Tax-Free and Municipal
Funds on  December  17,  2002,  File No.  2-82734,  and  incorporated  herein by reference).

          (pp) Amendment No. 1 to the Amended and Restated  Multiple Class Plan,
dated December 31, 2002 (filed  electronically  as Exhibit n2 to  Post-Effective
Amendment No. 39 to the  Registration  Statement of American  Century  Municipal
Trust on  December  23,  2002,  File No.  2-91229,  and  incorporated  herein by reference).

          (qq) Amendment No. 2 to the Amended and Restated  Multiple Class Plan,
dated  August 29, 2003  (filed  electronically  as Exhibit n3 to  Post-Effective
Amendment No. 17 to the  Registration  Statement of American  Century  Strategic
Asset Allocations,  Inc. on August 28, 2003, File No. 33-79482, and incorporated herein by reference).

          (rr) Amendment No. 3 to the Amended and Restated  Multiple Class Plan,
dated  as  of  February  27,  2004  (filed   electronically  as  Exhibit  n4  to
Post-Effective  Amendment  No. 104 to the  Registration  Statement  of  American
Century  Mutual  Funds,  Inc.  on  February  26,  2004,  File No.  2-14213,  and
incorporated herein by reference).

          (ss) Amendment No. 4 to the Amended and Restated  Multiple Class Plan,
dated  May  1,  2004  (filed  electronically  as  Exhibit  n5 to  Post-Effective
Amendment No. 35 to the Registration  Statement of American Century Quantitative
Equity  Funds,  Inc., on April 29, 2004,  File No.  33-19589,  and  incorporated herein by reference).

          (tt) Amendment No. 5 to the Amended and Restated  Multiple Class Plan,
dated  August 1, 2004  (filed  electronically  as Exhibit  n6 to  Post-Effective
Amendment No. 24 to the Registration  Statement of American  Century  Investment
Trust,  on July  29,  2004,  File  No.  33-65170,  and  incorporated  herein  by reference).

          (uu) Amendment No. 6 to the Amended and Restated  Multiple Class Plan,
dated September 30, 2004 (filed  electronically  as Exhibit n7 to Post-Effective
Amendment No. 20 to the  Registration  Statement of American  Century  Strategic
Asset  Allocations,  Inc.,  on  September  29,  2004,  File  No.  33-79482,  and
incorporated herein by reference).

          (vv) Amendment No. 7 to the Amended and Restated  Multiple Class Plan,
dated November 17, 2004 (filed  electronically  as Exhibit n8 to  Post-Effective
Amendment  No. 106 to the  Registration  Statement  of American  Century  Mutual
Funds, Inc. on November 29, 2004, File No. 2-14213,  and incorporated  herein by reference).

          (ww) Amendment No. 8 to the Amended and Restated  Multiple Class Plan,
dated February 24, 2005 (filed  electronically  as Exhibit n9 to  Post-Effective
Amendment No. 22 of American Century Strategic Asset Allocations,  Inc. on March
30, 2005, File No. 33-79482, and incorporated herein by reference).

          (xx) Amendment No. 9 to the Amended and Restated  Multiple Class Plan,
dated July 29,  2005  (filed  electronically  as Exhibit  n10 to  Post-Effective
Amendment  No. 111 to the  Registration  Statement  of American  Century  Mutual
Funds,  Inc. on July 28, 2005,  File No.  2-14213,  and  incorporated  herein by reference).

          (yy) Amendment No. 10 to the Amended and Restated Multiple Class Plan,
dated September 29, 2005 (filed  electronically as Exhibit n11 to Post-Effective
Amendment No. 41 to the Registration  Statement of American Century Quantitative
Equity Funds,  Inc. on September 29, 2005, File No.  33-19589,  and incorporated herein by reference).

          (zz) Amendment No. 11 to the Amended and Restated Multiple Class Plan,
dated  March 30,  2006 (filed  electronically  as Exhibit n12 to  Post-Effective
Amendment No. 23 to the  Registration  Statement of American  Century  Strategic
Asset Allocations,  Inc. on March 30, 2006, File No. 33-79482,  and incorporated herein by reference).

          (aaa) Letter  Agreement with American Century  Investment  Management,
Inc.,   dated  March  30,  2006   (filed   electronically   as  Exhibit  n13  to
Post-Effective  Amendment No. 42 to the Registration Statement of the Registrant
on March 30, 2006, File No. 33-39242, and incorporated herein by reference).

     (11) Opinion  and  Consent of  Counsel,  dated  December  22,  2005  (filed electronically  as Exhibit 11 to the Registration  Statement on Form N-14 of the
Registrant on December 22, 2005, File No. 33-39242,  and incorporated  herein by reference).

     (12) Opinion and Consent of Ernst &  Young LLP as to the Federal income tax consequences of proposed  Reorganization,  dated March 31, 2006, is included herein.

     (13) (a) Transfer Agency Agreement with Twentieth Century  Services,  Inc., dated  March 1, 1991  (filed  electronically  as  Exhibit  B9 to  Post-Effective
Amendment  No. 6 to the  Registration  Statement of the  Registrant on March 29,
1996, File No. 33-39242, and incorporated herein by reference).

          (b) Credit  Agreement  with  JPMorgan  Chase Bank,  as  Administrative
Agent,  dated  December  17,  2003  (filed   electronically  as  Exhibit  h9  to
Post-Effective  Amendment  No.  39 to the  Registration  Statement  of  American
Century  Target  Maturities  Trust on January 30, 2004,  File No.  2-94608,  and
incorporated herein by reference).

          (c) Termination,  Replacement and Restatement  Agreement with JPMorgan
Chase Bank N.A.,  as  Administrative  Agent,  dated  December  14,  2005  (filed electronically  as Exhibit 13(c) to the  Registration  Statement on Form N-14 of
the Registrant on December 22, 2005, File No. 33-39242,  and incorporated herein by reference).

          (d) Customer  Identification Program Reliance Agreement,  dated August
26, 2004 (filed  electronically as Exhibit h2 to Post-Effective  Amendment No. 1
to the Registration  Statement of American Century Asset Allocation  Portfolios,
Inc. on September  1, 2004,  File No.  333-116351,  and  incorporated  herein by reference).

          (14) (a) Consent of Deloitte & Touche LLP, independent  registered public accounting firm, dated January 26, 2006 (filed  electronically as Exhibit
14a to Post-Effective Amendment No. 1 to the Registration Statement on Form N-14
of the  Registrant  on January 27, 2006,  File No.  33-39242,  and  incorporated herein by reference).

          (b)  Consent of  PricewaterhouseCoopers  LLP,  independent  registered public accounting firm, dated January 26, 2006 (filed  electronically as Exhibit
14b to Post-Effective Amendment No. 1 to the Registration Statement on Form N-14
of the  Registrant  on January 27, 2006,  File No.  33-39242,  and  incorporated herein by reference).

     (15) Not applicable.

     (16) (a) Power of Attorney, dated December 13, 2005(filed electronically as
Exhibit j2 to Post-Effective  Amendment No. 39 to the Registration  Statement of
the Registrant on December 14, 2005, File No. 33-39242,  and incorporated herein by reference).

          (b)   Secretary's   Certificate,   dated   December   13,   2005(filed
electronically  as  Exhibit  j3  to  Post-Effective  Amendment  No.  39  to  the
Registration  Statement  of the  Registrant  on  December  14,  2005,  File  No.
33-39242, and incorporated herein by reference).

     (17) Form of Proxy (filed  electronically  as Exhibit 17 to  Post-Effective
Amendment No. 1 to the  Registration  Statement on Form N-14 of American Century
Mutual  Funds,  Inc. on January 27, 2006,  File No.  2-14213,  and  incorporated herein by reference).

Item 17.  Undertakings

Not applicable.

                                   SIGNATURES

     As required by the  Securities Act of 1933, as amended,  this  Registration
Statement  has been  signed on behalf of the  Registrant,  in the City of Kansas
City, State of Missouri on the 16th day of June, 2006.

                               AMERICAN CENTURY WORLD MUTUAL FUNDS, INC.
                               (Registrant)

                               By: /*/ William M. Lyons
                                   --------------------------------------------
                                   President and Principal Executive Officer

     As required by the Securities Act of 1933, this Registration  Statement has been  signed  by the  following  persons  in  the  capacities  and on the  dates indicated.

SIGNATURE                        TITLE                               DATE
---------                        -----                               ----

*William M. Lyons            President and                      June 16, 2006
----------------------       Principal Executive Officer
William M. Lyons

*Maryanne Roepke             Senior Vice President,             June 16, 2006
----------------------       Treasurer and Chief
Maryanne Roepke              Financial Officer

*James E. Stowers, Jr.       Co-Vice Chairman of the            June 16, 2006
----------------------       Board and Director
James E. Stowers, Jr.

*James E. Stowers III        Co-Vice Chairman of the            June 16, 2006
----------------------       Board and Director
James E. Stowers III

*Thomas A. Brown             Director                           June 16, 2006
----------------------
Thomas A. Brown

*Andrea C. Hall, Ph.D.       Director                           June 16, 2006
----------------------
Andrea C. Hall, Ph.D.

*D. D. (Del) Hock            Director                           June 16, 2006
----------------------
D. D. (Del) Hock

*Donald H. Pratt             Chairman of the                    June 16, 2006
----------------------       Board and Director
Donald H. Pratt

*Gale E. Sayers              Director                           June 16, 2006
----------------------
Gale E. Sayers

*M. Jeannine Strandjord      Director                           June 16, 2006
----------------------
M. Jeannine Strandjord

*Timothy S. Webster          Director                           June 16, 2006
----------------------
Timothy S. Webster

*By:  /s/ Kathleen Gunja Nelson
      -------------------------------------------
      Kathleen Gunja Nelson
      Attorney-in-Fact
      (pursuant to a Power of Attorney
      dated December 13, 2005)